Exhibit 8.1

Principal Subsidiaries of Jianpu Technology Inc.

Subsidiaries:

Jianpu (Hong Kong) Limited, a Hong Kong company

Beijing Rongqiniu Information Technology Co., Ltd., a PRC company

Beijing Rongsanliuling Information Technology Co., Ltd. a PRC company

CC Information Limited, a Hong Kong company

Shanghai Chengjian Information Technology Co., Ltd., a PRC company

Variable Interest Entities (without Equity Interest):

Beijing Rongdiandian Information Technology Co., Ltd., a PRC company

Beijing Kartner Information Technology Co., Ltd., a PRC company

Beijing Guangkezhixun Information Technology Co., Ltd., a PRC company

Beijing Tianyi Chuangshi Technology Co., Ltd., a PRC company

Subsidiary of Variable Interest Entity (without Equity Interest):

Shanghai Anguo Insurance Brokerage Co., Ltd., a PRC company